As filed with the Securities and Exchange Commission on July 2, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Chubb Corporation

(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	13-2595722 (I.R.S. Employer Identification No.)

15 Mountain View Road
P.O. Box 1615
Warren, New Jersey 07061-1615
(Address of Principal Executive Offices)

The Chubb Corporation Long-Term Stock Incentive Plan (2004)
The Chubb Corporation Long-Term Stock Incentive Plan For Non-Employee Directors (2004)

(Full title of the Plans)

Henry G. Gulick
Vice President and Secretary
The Chubb Corporation
15 Mountain View Road
P.O. Box 1615
Warren, New Jersey 07061-1615

(Name and address of agent for service)

(908) 903-2000
(Telephone number, including area code, for agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	unit	price	registration fee
Common Stock, par value $1.00 per share	6,050,000 (1)	$68.05	$411,702,500 (2)	$52,200

(1)	Consists of shares of Common Stock to be offered pursuant to The Chubb Corporation Long-Term Stock Incentive Plan (2004) (the “Employee Plan”) and The Chubb Corporation Long-Term Stock Incentive Plan For Non-Employee Directors (2004) (the “Directors Plan,” and together with the Employee Plan, the “Plans”). Such indeterminate number of additional shares as may be issuable pursuant to the recapitalization provisions under the Plans is hereby also registered. Shares of Common Stock include rights to purchase Series B Participating Cumulative Preferred Stock, however prior to the occurrence of certain events, the rights will not be evidenced separately from the Common Stock.

(2)	Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon an assumed price of $68.05 per share, which was the average of the high and low prices of The Chubb Corporation common shares on June 30, 2004, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

          Incorporated by reference in this Registration Statement are the following documents filed by The Chubb Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

a.	The Company’s latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act;

b.	All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

c.	The description of the Company’s Common Stock contained in the Company’s registration statements filed under Section 12 of the Securities Exchange Act of 1934, including any amendment thereto or report filed for the purpose of updating such description.

          All documents subsequently filed by the Company with the Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers

          The Company is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the “NJBCA”), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his or her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the NJBCA does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise, provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.

          Under the NJBCA, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation has the power to indemnify him or her against such expenses and liabilities under the NJBCA. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. However, a New Jersey corporation may, with certain limitations, provide in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of a duty owed to the corporation or its shareholders.

          Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the NJBCA in connection with the above summary of indemnification, insurance and limitation of liability.

          Article XII of the Company’s Restated Certificate of Incorporation reads as follows:

          TWELFTH:

          SECTION A. A Director or Officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except for liability for any breach of duty based upon an act or omission (i) in breach of such Director’s or Officer’s duty of loyalty to the Corporation or stockholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such Director or Officer of an improper personal benefit. The provisions of this section shall be effective as and to the fullest extent that, in whole or in part, they shall be authorized or permitted by the laws of the State of New Jersey. No repeal or modification of the foregoing provisions of this Section A nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a Director or Officer of the Corporation which exists at the time of such repeal or modification.

          SECTION B.

          1. As used in this Section B:

          (a) “corporate agent” means any person who is or was a director, officer, or employee of the Corporation and any person who is or was director, officer, trustee or employee of any other enterprise, serving, or continuing to serve, as such at the written request of the Corporation, signed by the Chairman or the President or pursuant to a resolution of the Board of Directors, or the legal representative of any such person;

          (b) “other enterprise” means any domestic or foreign corporation, other than the Corporation, and any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit, served by a corporate agent;

          (c) “expenses” means reasonable costs, disbursements and counsel fees;

          (d) “liabilities” means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

          (e) “proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding, and shall include any proceeding as so defined existing at or before, and any proceedings relating to facts occurring or circumstances existing at or before, the adoption of this Section B.

          2. Each corporate agent shall be indemnified by the Corporation against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his having been such corporate agent to the fullest extent permitted by applicable law as the same exists or may hereafter be amended or modified. The right to indemnification conferred by this paragraph 2 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law as the same exists or may hereafter be amended or modified. The right to indemnification conferred in this paragraph 2 shall be a contract right.

          3. The Corporation may purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceedings and any liabilities asserted against him by reason of his having been a corporate agent, whether or not the Corporation would have the power to indemnify him against such expenses and liabilities under applicable law as the same exists or may hereafter be amended or modified. The Corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the Corporation, whether or not such insurer does business with other insureds.

          The rights and authority conferred in this Section B shall not exclude any other right to which any person may be entitled under this Certificate of Incorporation, the By-Laws, any agreement, vote of stockholders or otherwise. No repeal or modification of the foregoing provisions of this Section B nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a corporate agent which exists at the time of such repeal or modification.

* * *

          The Company is insured against liabilities which it may incur by reason of Article XII of the Company’s Restated Certificate of Incorporation. In addition, directors and officers of the Company are insured at the expense of the Company against certain liabilities which might arise out of their service and not be subject to indemnification.

Item 8 Exhibits

          An Exhibit Index, containing a list of all exhibits filed with this registration statement, is included on page 11.

Item 9 Undertakings

(a)	Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by section 10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The foregoing undertakings are required by Item 512(a), (b) and (h) of Regulation S-K.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, New Jersey on the 2nd day of July, 2004.

THE CHUBB CORPORATION

By:	/s/ Henry G. Gulick Henry G. Gulick Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ John D. Finnegan John D. Finnegan	Chairman, President and Chief Executive Officer (Principal Executive Officer	July 2, 2004

/s/ Michael O’Reilly Michael O’Reilly	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	July 2, 2004

/s/ Henry B. Schram Henry B. Schram	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 2, 2004

* James I. Cash, Jr.	Director	July 2, 2004

* Joel J. Cohen	Director	July 2, 2004

* James M. Cornelius	Director	July 2, 2004

Signatures	Title	Date

* David H. Hoag	Director	July 2, 2004

* Klaus J. Mangold	Director	July 2, 2004

* Sir David G. Scholey, CBE	Director	July 2, 2004

* Lawrence M. Small	Director	July 2, 2004

* Daniel E. Somers	Director	July 2, 2004

* James M. Zimmerman	Director	July 2, 2004

* Alfred W. Zollar	Director	July 2, 2004

* By:	/s/ Henry G. Gulick

Henry G. Gulick
Attorney-in-Fact

Index to Exhibits

Exhibit No.	Description of Exhibit
4.1	Purchase Contract Agreement, dated as of June 24, 2003, between The Chubb Corporation and Bank One Trust Company, N.A., as Purchase Contract Agent. Incorporated by reference to Exhibit 4.1 of the registrant’s Report to the Securities and Exchange Commission on Form 8-K filed on June 25, 2003.

4.2	Pledge Agreement, dated as of June 24, 2003, between The Chubb Corporation, BNY Midwest Trust Company, as Collateral Agent, Custodial Agent and Securities Intermediary, and Bank One Trust Company, N.A., as Purchase Contract Agent. Incorporated by reference to Exhibit 4.2 of the registrant’s Report to the Securities and Exchange Commission on Form 8-K filed on June 25, 2003.

4.3	Warrant Agreement, dated as of December 2, 2002, between The Chubb Corporation and Bank One Trust Company, N.A., as Warrant Agent. Incorporated by reference to Exhibit (4.1) of the registrant’s Report to the Securities and Exchange Commission on Form 8-K filed on December 13, 2002.

4.4	Pledge Agreement, dated as of December 2, 2002, between The Chubb Corporation, BNY Midwest Trust Company, as Collateral Agent, Custodial Agent and Securities Intermediary, and Bank One Trust Company, N.A., as Warrant Agent. Incorporated by reference to Exhibit (4.2) of the registrant’s Report to the Securities and Exchange Commission on Form 8-K filed on December 13, 2002.

4.5	Rights Agreement dated as of March 12, 1999 between The Chubb Corporation and First Chicago Trust Company of New York, as Rights Agent. Incorporated by reference to Exhibit 99.1 of the registrant’s Report to the Securities and Exchange Commission on Form 8-K filed on March 30, 1999.

5	Opinion of Legal Counsel (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Legal Counsel (included in Exhibit 5).

24	Powers of Attorney for the directors of The Chubb Corporation (filed herewith).